Exhibit 4.2

AMENDMENT NO. 1 TO EIGHTH AMENDED

AND RESTATED CREDIT AGREEMENT

This AMENDMENT NO. 1 TO EIGHTH AMENDED AND RESTATED CREDIT AGREEMENT, dated as of June 28, 2011 (this “Amendment No. 1”), is by and among Developers Diversified Realty Corporation, a corporation organized under the laws of the State of Ohio (“DDR” or “Parent Borrower”), DDR PR Ventures LLC, S.E. (“DDRPR”) (DDR and DDRPR are collectively referred to as the “Borrower”), JPMorgan Chase Bank, N.A., a national banking association, and the several banks, financial institutions and other entities party to the Credit Agreement defined below (collectively, the “Lenders”), JPMorgan Chase Bank, N.A., not individually, but as “Administrative Agent”, and Wells Fargo Bank, N.A., not individually, but as “Syndication Agent”. Reference is made to that certain Eighth Amended and Restated Credit Agreement, dated as of October 20, 2010 (the “Credit Agreement”), by and among DDR, DDRPR, the Lenders referenced therein and the Administrative Agent. Capitalized terms used herein without definition shall have the same meanings as set forth in the Credit Agreement, as amended hereby.

RECITALS

WHEREAS, the Borrower has requested that the Lenders extend the Facility Termination Date and make other amendments to the Credit Agreement, and the Lenders are willing to make such changes as set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. AMENDMENTS TO CREDIT AGREEMENT. As of the Amendment Effective Date (as defined in Section 3 hereof), the Credit Agreement is hereby amended as follows:

(a) The definition of “Aggregate Commitment” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Aggregate Commitment’ means, as of any date, the total of all Domestic Revolving Commitments and Global Revolving Commitments, which as of June 28, 2011 is $750,000,000.”

(b) The definition of “Capitalization Rate” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Capitalization Rate’ means 7.50%.”

(c) The definition of “Domestic Revolving Commitment” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Domestic Revolving Commitment’ means with respect to each Lender, the commitment, if any, of such Lender to make Domestic Revolving Loans and to acquire participations in Facility Letters of Credit and Swingline Loans

hereunder, as such commitment may be changed from time to time pursuant to this Agreement. The amount of each Lender’s Domestic Revolving Commitment as of June 28, 2011 is set forth on Schedule 1 or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Domestic Revolving Commitment, as applicable. The aggregate amount of the Domestic Revolving Commitments is $550,000,000 as of June 28, 2011.”

(d) The definition of “Domestic Revolving Loan” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Domestic Revolving Loan’ means a Loan made pursuant to Section 2.1(a)(i).”

(e) The definition of “Facility Termination Date” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Facility Termination Date’ means February 28, 2016.”

(f) The definition of “First Mortgage Receivable” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘First Mortgage Receivable’ means any Indebtedness owing to a member of the Consolidated Group which is secured by a first-priority mortgage or deed of trust on commercial real estate having a value in excess of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, and in each case, which has been designated by the Borrower as a “First Mortgage Receivable” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.”

(g) The definition of “Global Revolving Loan” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Global Revolving Loan’ means a Loan made pursuant to Section 2.1(a)(ii).”

(h) The definition of “Mezzanine Debt Investments” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Mezzanine Debt Investments’ mean any mezzanine or subordinated mortgage loans made by a member of the Consolidated Group to entities that own commercial real estate or to the members, partners, stockholders, etc. of such entities, which real estate has a value in excess of the sum of (x) the purchase price of such Indebtedness with respect to any such Indebtedness that was originated by a third party and acquired by such member of the Consolidated

Group, or (y) the amount of such Indebtedness with respect to any such Indebtedness that was originated by such member of the Consolidated Group, plus any senior debt encumbering such real estate and which has been designated by the Borrower as a “Mezzanine Debt Investment” in its most recent compliance certificate; provided, however, that (i) any such Indebtedness owed by an Investment Affiliate shall be reduced by the Consolidated Group Pro Rata Share of such Indebtedness, and (ii) any such Indebtedness owed by a member of the Consolidated Group shall be reduced by the Consolidated Group’s pro rata share of such Indebtedness.”

(i) The first paragraph of the definition of “Unencumbered Asset” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Unencumbered Asset’ means, subject to clauses (a), (b) and (c) below, any Project and any Asset Under Development located in the United States, Canada, Puerto Rico or an Acceptable Jurisdiction 100% of which is owned in fee simple, in a condominium structure or ground leased by the Borrower, a Wholly-Owned Subsidiary, or a Qualified Jointly-Owned Subsidiary which is a member of the Consolidated Group (provided that a Project which is ground leased shall be included as an Unencumbered Asset only if such ground lease is a Financeable Ground Lease) which, as of any date of determination, is not subject to any Liens, claims, or restrictions on transferability or assignability of any kind (including any such Lien, claim or restriction imposed by the organizational documents of any Subsidiary) other than (i) Permitted Liens set forth in Sections 6.15(i) through 6.15(iv)) and (ii) restrictions on transferability that are customary for joint-venture transactions having similar values and assets in the case of certain Qualified Jointly-Owned Subsidiaries.”

(j) The definition of “Unrestricted Cash and Cash Equivalents” set forth in Section 1.1 of the Credit Agreement is restated in its entirety to read as follows:

“‘Unrestricted Cash and Cash Equivalents’ means, in the aggregate, all cash and Cash Equivalents which are not pledged or otherwise restricted for the benefit of any creditor or subject to any reserves, escrow or claim of any kind in favor of any Person (other than, with respect to certain joint ventures, non-discretionary and purely procedural requirements that must be satisfied in order for such cash and Cash Equivalents to be distributed) and which are owned by members of the Consolidated Group or Investment Affiliates, to be valued for purposes of this Agreement at (i) 100% of its then-current book value, as determined under GAAP, for any such items owned by a member of the Consolidated Group or (ii) the applicable Consolidated Group Pro Rata Share of its then-current book value, as determined under GAAP, for any such items owned by an Investment Affiliate. For purposes hereof, cash reserves set aside by the Borrower under Section 2.27 or Section 7.6 shall be treated as restricted.”

(k) Section 2.1(d) of the Credit Agreement is restated in its entirety to read as follows:

“Increase of Commitments. The Borrower may, by written notice to the Administrative Agent on up to four (4) occasions during the period from June 28, 2011 to the Facility Termination Date, request incremental Commitments in an amount not to exceed the aggregate amount of $500,000,000 from one or more additional Lenders (which may include any existing Lender) willing to provide such incremental Commitments in their own discretion. The Administrative Agent and/or its Affiliates shall use commercially reasonable efforts, with the assistance of the Borrower, to arrange a syndicate of Lenders willing to hold the requested incremental Commitments. If Lenders are willing to provide such Incremental Commitments, the Domestic Revolving Commitments and/or the Global Revolving Commitments may be increased from time to time by the addition of a new Lender or the increase of the Commitment of an existing Lender with the consent of only the Borrower, the Administrative Agent, and the new or existing Lender providing such additional Commitment so long as the Aggregate Commitment does not exceed $1,250,000,000 less any voluntary reductions after June 28, 2011 pursuant to this Section 2.1. Nothing in this Section 2.1 shall constitute or be deemed to constitute an agreement by any Lender to increase its Commitments hereunder. Such increases shall be evidenced by the execution and delivery of an Amendment Regarding Increase in the form of Exhibit K attached hereto by the Borrower, the Administrative Agent and the new Lender or existing Lender providing such additional Commitment, a copy of which shall be forwarded to each Lender by the Administrative Agent promptly after execution thereof. On the effective date of each such increase in the Domestic Revolving Commitments or Global Revolving Commitments, as the case may be, the Borrower and the Administrative Agent shall cause the new or existing Lenders providing such increase to hold its or their pro rata share of all ratable Borrowings outstanding at the close of business on such day for such Class, by either funding more than its or their pro rata share of new ratable Borrowings made on such date or purchasing shares of outstanding ratable Loans held by the other Lenders or a combination thereof. The Lenders agree to cooperate in any required sale and purchase of outstanding ratable Borrowings to achieve such result. The Borrower agrees to pay all fees associated with the increase in the Aggregate Commitment including any amounts due under Section 3.4 in connection with any reallocation of Eurocurrency Borrowings. In no event will such new or existing Lenders providing the increase be required to fund or purchase a portion of any Competitive Bid Loan or Swingline Loan to comply with this Section on such date. Notwithstanding the foregoing, no incremental Commitment shall become effective under this Section 2.1 unless (i) on the date of such effectiveness, the conditions set forth in Section 4.2 shall be satisfied and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer of the Borrower, (ii) the Administrative Agent shall have received a certificate of an Authorized Officer of the Borrower as to the board resolutions evidencing authority for such incremental Commitment and as to any changes to the formation documents of the Borrower since the Closing Date, and (iii) the Borrower shall be in pro forma compliance with the covenants set forth in Section 6.18 after giving effect to the Loans to be made on such date pursuant to such incremental Commitments and the application of the proceeds therefrom as if made and applied on such date.”

(l) The table in the first paragraph of Section 2.4 of the Credit Agreement is restated in its entirety to read as follows:

S&P Rating	Moody’s Rating	LIBOR Applicable Margin	ABR Applicable Margin	Facility Fee Rate
BBB+ or higher	Baa1 or higher	1.25%	0.25%	0.25%
BBB	Baa2	1.40%	0.40%	0.30%
BBB-	Baa3	1.65%	0.65%	0.35%
Less than BBB-	Less than Baa3	2.05%	1.05%	0.45%

(m) Section 5.6 of the Credit Agreement is restated in its entirety to read as follows:

“5.6 Litigation and Guarantee Obligations. Except as set forth on Schedule 3 hereto or as set forth in written notice to the Administrative Agent from time to time, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect. Notwithstanding the disclosure of the litigation identified on Schedule 3 or in a notice to Administrative Agent, unless such disclosure has been approved by the Required Lenders, the Borrower, based on consultation with its counsel, represents that the Borrower is unlikely to suffer any material adverse result in such litigation that could reasonably be expected to have a Material Adverse Effect. The Borrower has no material contingent obligations not provided for or disclosed in the financial statements referred to in Section 6.1 or as set forth in written notices to the Administrative Agent given from time to time after the Agreement Execution Date on or about the date such material contingent obligations are incurred.”

(n) Sections 6.1(i), (ii), (iv) and (v) of the Credit Agreement are each restated in their entirety to read as follows:

“(i) As soon as available, but in any event not later than 45 days after the close of each of the first three fiscal quarters of each fiscal year, commencing with the fiscal quarter ended September 30, 2010, for the Borrower and its Subsidiaries, a copy of Borrower’s Financial Statements in the form filed under 10-Q which shall include an unaudited consolidated balance sheet as of the close of each such period and the related unaudited consolidated statements of income and retained earnings and of cash flows of the Borrower and its Subsidiaries for such period and the portion of the fiscal year through the end of such period, setting forth in each case in comparative form the figures for the previous year, all certified by DDR’s chief financial officer or chief accounting officer;”

“(ii) As soon as available, but in any event not later than 45 days after the close of each of the first three fiscal quarters, for the Borrower and its Subsidiaries, a copy of the Borrower’s Quarterly Financial Supplement and other schedules as may be required containing the following reports in form and substance reasonably satisfactory to the Lenders, which may be in the form filed as its 10-Q, all certified by DDR’s chief financial officer or chief accounting officer: a statement of Funds From Operations, a statement detailing Consolidated Outstanding Indebtedness, Consolidated Secured Indebtedness, Consolidated Unsecured Indebtedness, Consolidated Cash Flow and, upon request, an asset schedule listing all consolidated assets and their net operating income with a breakdown between Unencumbered Assets and other assets, and Acquisition Assets, Borrower will provide such other information as may be reasonably requested;”

“(iv) Together with the quarterly and annual financial statements required hereunder (including those for the fiscal quarter ending September 30, 2010), a compliance certificate in substantially the form of Exhibit C hereto signed by DDR’s chief financial officer or chief accounting officer showing the calculations and computations necessary to determine compliance with this Agreement and stating that, to such officer’s knowledge, no Default or Unmatured Default exists, or if, to such officer’s knowledge, any Default or Unmatured Default exists, stating the nature and status thereof;”

“(v) As soon as possible and in any event within 10 days after a responsible officer of DDR knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of DDR, describing said Reportable Event and the action which the Borrower proposes to take with respect thereto;”

(o) The first sentence of Section 6.2 of the Credit Agreement is restated in its entirety to read as follows:

“The Borrower will, and will cause each of its Subsidiaries to, use the proceeds of the Borrowings for the general corporate purposes of the Borrower, including working capital needs, the repayment of Indebtedness, financing for property acquisitions of new Projects, construction of new improvements or expansions of existing improvements on Projects, to repay outstanding Borrowings, to make investments in First Mortgage Receivables and the making of Mezzanine Debt Investments.”

(p) Section 6.14 (iii) of the Credit Agreement is restated in its entirety to read as follows:

“(iii) Mezzanine Debt Investments and investments in First Mortgage Receivables;”

(q) Section 6.18(vii) of the Credit Agreement is restated in its entirety to read as follows:

“(vii) the ratio of Unencumbered NOI for the period of four (4) fiscal quarters then ended to Consolidated Unsecured Indebtedness to be less than 11%; provided that the Borrower shall not be required to comply with the foregoing covenant from and after the first date on which the Borrower obtains both a Moody’s Rating of Baa3 or better and an S&P Rating of BBB- or better (and regardless of whether or not the Borrower ceases to maintain either such ratings after such date).”

(r) Section 6.18(viii) of the Credit Agreement is restated in its entirety to read as follows:

“(viii) the aggregate principal amount of Recourse Indebtedness that is secured by a Lien on partnership or other equity interests or by any other Lien which is not a mortgage Lien on real property shall not exceed $600,000,000.”

(s) Section 6.18 of the Credit Agreement is amended by inserting the following new paragraph at the end of Section 6.18:

“Notwithstanding anything herein to the contrary, all calculations to determine compliance with the above financial covenants shall exclude values, including, without limitation, Indebtedness, assets, liabilities, income, revenues and expenses, attributable to any Project owned by a member of the Consolidated Group or an Investment Affiliate if (1) a receiver, custodian, trustee, examiner, liquidator or similar official has been appointed for such Project and (2) the Indebtedness encumbering or attributable to such Project is Nonrecourse Indebtedness, and (3) no recourse event has been triggered and is continuing under any guaranty or indemnity agreement of a member of the Consolidated Group or an Investment Affiliate related to such Nonrecourse Indebtedness as a result of any of the events described in clause (1) of this paragraph which has not been waived in writing by the holder of such Nonrecourse Indebtedness or with respect to which the holder of such Nonrecourse Indebtedness has not otherwise agreed in writing to forbear from enforcing or exercising its rights under such guaranty or indemnity agreement (but only for so long as such waiver or forbearance continues), provided, further, however, that in no event shall this paragraph be deemed or construed to exclude any Project, member of the Consolidated Group or Investment Affiliate from any covenants, requirements or obligations of such entities set forth in any other Section of this Agreement and in the other Loan Documents. The aggregate amount of such members of the Consolidated Group and Investment Affiliates’ pro rata share of all such Nonrecourse Indebtedness encumbering or attributable to all such Projects excluded from calculations to determine compliance with the above financial covenants shall not exceed $300,000,000.”

(t) Article VI of the Credit Agreement is amended by inserting the following new Section 6.20 immediately after Section 6.19:

“6.20. Certain Amendments to Other Loan Agreements. The Borrower will, as soon as possible and in any event within thirty (30) Business Days after June 28, 2011, execute and deliver to the Administrative Agent (a) an amendment and restatement of the Borrower’s First Amended and Restated Secured Term Loan Agreement dated as of June 29, 2006, as amended, in order to revise the financial covenants set forth therein to be consistent with the financial covenants set forth in this Agreement, revise the collateral covenants set forth therein, modify certain other terms thereof, including pricing, and reduce the principal amount of the loans thereunder to not more than up to $500,000,000 plus a $100,000,000 accordion, in form and substance satisfactory to the Administrative Agent; and (b) an amendment to, or an amendment and restatement of, the Borrower’s approximately $65,000,000 credit facility with PNC Bank, National Association in order to revise the financial covenants set forth therein to be consistent with the financial covenants set forth in this Agreement and modify certain other terms thereof, in form and substance satisfactory to the Administrative Agent.”

(u) Schedule 1 to the Credit Agreement is deleted in its entirety and Schedule 1 to this Amendment No. 1 is substituted in place thereof.

SECTION 2. REPRESENTATIONS AND WARRANTIES OF THE BORROWER

In order to induce the Lenders and Administrative Agent to enter into this Amendment No. 1, DDR and DDRPR each represents and warrants to each Lender and Administrative Agent that the following statements are true, correct and complete:

(i) The Borrower has the corporate power and authority and legal right to execute and deliver the Credit Agreement as amended by this Amendment No. 1 (the “Amended Credit Agreement”) and any Notes executed in connection with this Amendment No. 1 (such Notes, together with the Amended Credit Agreement, collectively, the “Amendment Documents”) and to perform its obligations thereunder. The execution and delivery by the Borrower of the Amendment Documents and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Amendment Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(ii) Neither the execution and delivery by the Borrower of the Amendment Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Borrower or any of its Subsidiaries or the Borrower’s or any Subsidiary’s articles of incorporation or by-laws, or the provisions of any indenture, instrument or agreement to which the Borrower or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, except where such violation, conflict or default would not have a Material Adverse Effect, or result in the creation or imposition of any Lien in, of or on the Property of the Borrower or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Amendment Documents other than the filing of a copy of this Amendment No. 1, or the filing of information concerning this Amendment No. 1, with the Securities and Exchange Commission.

(iii) this Amendment No. 1 has been duly executed and delivered by the Borrower;

(iv) the representations and warranties of the Borrower contained in Article V of the Credit Agreement are and will be true and correct in all material respects on and as of the Amendment Effective Date to the same extent as though made on and as of such dates, except to the extent such representations and warranties specifically relate to an earlier date, in which case they were true and correct in all material respects on and as of such earlier date; and

(v) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Amendment No. 1 that would constitute a Default or Event of Default.

SECTION 3. CONDITIONS TO EFFECTIVENESS

Except as set forth below, Section 1 of this Amendment No. 1 shall become effective only upon the satisfaction of the following conditions precedent (the “Amendment Effective Date”):

A. DDR, DDRPR, the Administrative Agent, and each of the Lenders shall have indicated their consent hereto by the execution and delivery of the signature pages hereof to the Administrative Agent.

B. The Administrative Agent shall have received a secretary’s certificate of the Borrower (i) either confirming that there have been no changes to its organizational documents since October 20, 2010, or if there have been changes to the Borrower’s organizational documents since such date, certifying as to such changes, and (ii) certifying as to resolutions and incumbency of officers with respect to this Amendment No. 1 and the transactions contemplated hereby.

C. The Administrative Agent shall have received all reasonable out-of-pocket costs and expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel for which the Borrower agrees it is responsible pursuant to Section 9.7 of the Credit Agreement), incurred in connection with this Amendment No. 1.

D. Delivery to the Administrative Agent by Jones Day, as counsel to the Borrower, of an opinion addressed to the Lenders and the Administrative Agent in form and substance reasonably satisfactory to the Administrative Agent.

E. Payment by the Borrower of any mutually agreed upon compensation to the Lenders in connection with this Amendment No. 1.

F. The conditions set forth in Section 4.2 of the Credit Agreement shall have been satisfied and the Administrative Agent shall have received a certificate dated the Amendment Effective Date and executed by an Authorized Officer of the Borrower that such conditions have been satisfied.

G. Upon satisfaction of the foregoing conditions, the Administrative Agent shall deliver written notice to the Borrower and the Lenders of the Amendment Effective Date.

SECTION 4. MISCELLANEOUS

A. Reduction in Commitments; Waiver of Notice. Notwithstanding the requirements in Section 2.1(c) or any other Section of the Credit Agreement, the Administrative Agent and the Lenders hereby agree that (i) the Borrower has reduced the aggregate Domestic Revolving Commitments to $550,000,000 and the Aggregate Commitment to $750,000,000, and (ii) any notice otherwise required to be delivered by the Borrower pursuant to Section 2.1(c) in connection with such reduction is hereby waived.

B. Reference to and Effect on the Credit Agreement and the Other Loan Documents.

(i) On and after the effective date of this Amendment No. 1, each reference in the Credit Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Credit Agreement and each reference in the other Loan Documents to the “Credit Agreement”, “thereunder”, “thereof” or words of like import referring to the Credit Agreement shall mean and be a reference to the Credit Agreement as amended hereby.

(ii) Except as specifically amended by this Amendment No. 1, the Credit Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed.

(iii) The execution, delivery and performance of this Amendment No. 1 shall not, except as expressly provided herein, constitute a waiver of any provision of, or operate as a waiver of any right, power or remedy of the Administrative Agent or any Lender under the Credit Agreement or any of the other Loan Documents.

C. Headings. Section and subsection headings in this Amendment No. 1 are included herein for convenience of reference only and shall not constitute a part of this Amendment No. 1 for any other purpose or be given any substantive effect.

D. Applicable Law. THIS AMENDMENT NO. 1 AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

E. Counterparts; Effectiveness. This Amendment No. 1 may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. This Amendment No. 1 (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 3 hereof) shall become effective upon the execution of a counterpart hereof by DDR, DDRPR and the Lenders and receipt by the Borrower and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

DEVELOPERS DIVERSIFIED REALTY CORPORATION

By:	/s/ Francine Glandt
Name:	Francine Glandt
Title:	Senior Vice President of Capital Markets &
Treasurer

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

DDR PR VENTURES LLC, S.E.

By:	/s/ Francine Glandt
Name:	Francine Glandt
Title:	Senior Vice President of Capital Markets &
Treasurer

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

JPMORGAN CHASE BANK, N.A.,
Individually and as Administrative Agent

By:	/s/ Kimberly Turner
Print Name: Kimberly Turner
Title: Executive Director

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

WELLS FARGO BANK, N.A.,
Individually and as Syndication Agent

By:	/s/ Gregory W. Ward
Name: Gregory W. Ward
Title: Vice President

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

DEUTSCHE BANK AG NEW YORK BRANCH,
Individually and as Documentation Agent

By:	/s/ James Rolison
Name: James Rolison
Title: Managing Director

and

By:	/s/ George R. Reynolds
Name: George R. Reynolds
Title: Director

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

U.S. BANK NATIONAL ASSOCIATION,
Individually and as Documentation Agent

By:	/s/ Curt M. Steiner
Name: Curt M. Steiner
Title: Senior Vice President

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

THE BANK OF NOVA SCOTIA,
Individually and as Documentation Agent

By:	/s/ George M. Sherman
Name: George M. Sherman
Title: Director

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

BANK OF AMERICA, N.A.,
Individually and as Senior Managing Agent

By:	/s/ Michael W. Edwards
Name: Michael W. Edwards
Title: Senior Vice President

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

RBS CITIZENS, N.A. DBA CHARTER ONE,
Individually and as Senior Managing Agent

By:	/s/ Erin L. Mahon
Name:	Erin L. Mahon
Title:	Vice President

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

MORGAN STANLEY BANK, N.A.,
as a Bank

By:	/s/ Melissa James
Name:	Melissa James
Title:	Authorized Signatory

MORGAN STANLEY SENIOR FUNDING, INC.,
as a Managing Agent

By:	/s/ Melissa James
Name:	Melissa James
Title:	Managing Director

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

THE BANK OF NEW YORK MELLON,
Individually and as Managing Agent

By:	/s/ Kenneth McDonnell
Name:	Kenneth McDonnell
Title:	Managing Director

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

ING REAL ESTATE FINANCE (USA) LLC,
Individually and as Managing Agent

By:	/s/ Michael Shields
Name:	Michael Shields
Title:	Managing Director

By:	/s/ Alexander Joerg
Name:	Alexander Joerg
Title:	Director

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

UBS LOAN FINANCE LLC,
Individually and as Managing Agent

By:	/s/ Irja R. Otsa
Name:	Irja R. Otsa
Title:	Associate Director
Banking Products Services, US

and

By:	/s/ Mary E. Evans
Name:	Mary E. Evans
Title:	Associate Director
Banking Products Services, US

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

CITICORP NORTH AMERICA, INC.,
Individually and as Managing Agent

By:	/s/ Stuart G. Miller
Name:	Stuart G. Miller
Title:	Managing Director

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

GOLDMAN SACHS BANK USA,
Individually and as Managing Agent

By:	/s/ Mark Walton
Name:	Mark Walton
Title:	Authorized Signatory

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

REGIONS BANK,
Individually and as Managing Agent

By:	/s/ Ronald J. Bennett
Name:	Ronald J. Bennett
Title:	Executive Vice President

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

ROYAL BANK OF CANADA,
As Lender

By:	/s/ G. David Cole
Name:	G. David Cole
Title:	Authorized Signatory

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

KEYBANK NATIONAL ASSOCIATION

By:	/s/ Jason R. Weaver
Name:	Jason Weaver
Title:	Senior Vice President

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

PNC BANK, N.A.

By:	/s/ John E. Wilgus, II
Name:	John E. Wilgus, II
Title:	Senior Vice President

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

HUNTINGTON NATIONAL BANK

By:	/s/ Michael Kauffman
Name:	Michael Kauffman
Title:	SVP

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

SUMITOMO MITSUI BANKING CORPORATION

By:	/s/ William G. Karl
Name:	William G. Karl
Title:	General Manager

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

THE NORTHERN TRUST COMPANY

By:	/s/ Carol B. Conklin
Name:	Carol B. Conklin
Title:	Senior Vice President

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

FIRST TENNESSEE BANK NATIONAL ASSOCIATION

By:	/s/ Greg Cullum
Name:	Greg Cullum
Title:	SVP

[Signature Page - Amendment No. 1 to 8th A/R DDR Credit Agreement]

Schedule 1

Commitments

Lender	Domestic Revolving Commitment	Global Revolving Commitment	Total
JPMorgan Chase Bank, N.A.	$53,199,999.97	$26,800,000.03	$80,000,000.00
Wells Fargo Bank, N.A.	53,200,000.00	26,800,000.00	80,000,000.00
Deutsche Bank AG New York Branch	40,333,333.33	14,666,666.67	55,000,000.00
U.S. Bank National Association	37,400,000.00	13,600,000.00	51,000,000.00
The Bank of Nova Scotia	37,400,000.00	13,600,000.00	51,000,000.00
Bank of America, N.A.	33,733,333.33	12,266,666.67	46,000,000.00
RBS Citizens, N.A. dba Charter One	25,666,666.67	9,333,333.33	35,000,000.00
Morgan Stanley Bank, N.A.	23,466,666.67	8,533,333.33	32,000,000.00
The Bank of New York Mellon	23,466,666.67	8,533,333.33	32,000,000.00
ING Real Estate Finance (USA) LLC	23,466,666.67	8,533,333.33	32,000,000.00
UBS AG, Stamford Branch	23,466,666.67	8,533,333.33	32,000,000.00
Citicorp North America, Inc.	23,466,666.67	8,533,333.33	32,000,000.00
Goldman Sachs Bank USA	23,466,666.67	8,533,333.33	32,000,000.00
Regions Bank	32,000,000.00	0.00	32,000,000.00
Royal Bank of Canada	23,466,666.67	8,533,333.33	32,000,000.00
KeyBank, N.A.	14,666,666.67	5,333,333.33	20,000,000.00
Huntington National Bank	14,666,666.67	5,333,333.33	20,000,000.00
Sumitomo Mitsui Banking Corporation	14,666,666.67	5,333,333.33	20,000,000.00
PNC Bank, N.A.	11,000,000.00	4,000,000.00	15,000,000.00
The Northern Trust Company	8,800,000.00	3,200,000.00	12,000,000.00
First Tennessee Bank National Association	9,000,000.00	0.00	9,000,000.00
Total	$550,000,000.00	$200,000,000.00	$750,000,000.00